Exhibit 99.3

FORM OF
LETTER TO SECURITY DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER
NOMINEES

SHARES OF COMMON STOCK
ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M. EASTERN TIME
ON [_], 2010, SUBJECT TO EXTENSION OR EARLIER CANCELLATION.

[_], 2010

To: Brokers, Dealers, Custodian Banks and Other Nominees

This letter is being distributed to brokers, dealers, custodian banks and other nominees in connection with a rights offering (the “Rights Offering”) by Encorium Group, Inc. (the “Company”) to the holders of its common stock, par value $0.001 per share (“Common Stock”), as described in the Company’s prospectus dated [  _ ], 2010 (the “Prospectus”). Holders of record of Common Stock at the close of business at 5:00 p.m., Eastern Time, on___________________, 2010 (the “Record Date”) will receive at no charge non-transferable subscription rights (each, a “Subscription Right”) to purchase up to an aggregate of ____________________ shares of Common Stock at a subscription price of $______________ per share (the “Subscription Price”), for up to an aggregate purchase price of $_____ million in cash.

Each stockholder will receive one Subscription Right for each share of Common Stock owned on the Record Date, evidenced by a subscription rights certificate (the “Subscription Rights Certificate”) registered in the stockholder’s name or in the name of the stockholder’s nominee. Each Subscription Right will entitle its holder to purchase _____ shares of Common Stock at the Subscription Price (the “Basic Subscription Right”). Each Subscription Right also entitles the holder thereof, subject to the allocation described below and the limitations described in the Company’s prospectus dated [  _  ], 2010 (the “Prospectus”), to subscribe for additional shares of Common Stock that have not been purchased by other Subscription Rights holders pursuant to their Basic Subscription Rights, at the Subscription Price, if such holder has fully exercised his, her or its Basic Subscription Rights (the “Over-Subscription Privilege”).

If an insufficient number of shares are available to fully satisfy all Over-Subscription Privilege requests, then the Company will allocate the available shares pro rata among the stockholders exercising the Over-Subscription Privilege in proportion to the number of shares of Common Stock each of those stockholders owned on the Record Date, relative to the number of shares owned on such date by all stockholders exercising the Over-Subscription Privilege. If this pro rata allocation results in any stockholder receiving a greater number of shares than the stockholder subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining shares will be allocated among all other stockholders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated.

The Company will not issue fractional shares. Fractional shares will be eliminated by rounding up to the nearest whole share. Any excess subscription payments received will be returned, without interest, deduction or penalty, as soon as practicable after the expiration of the subscription period.

If you exercise Subscription Rights on behalf of beneficial owners, you will be required to certify to the Company and American Stock Transfer & Trust Company, LLC (the “Subscription Agent”), in connection with such exercise, as to the aggregate number of Subscription Rights that have been exercised pursuant to the Basic Subscription Rights, whether the Basic Subscription Rights of each beneficial owner of Subscription Rights on whose behalf you are acting has been exercised in full, and the number of shares of Common Stock being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Subscription Rights on whose behalf you are acting.

We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Subscription Rights.

Enclosed are copies of the following documents for you to use:

1.	Letter to Stockholders from the Company;

2.	Prospectus;

3.	Instructions for Use of Encorium Group, Inc. Subscription Rights Certificate;

4.	A form letter which may be sent to your clients for whose accounts you hold Common Stock registered in your name or in the name of your nominee;

5.	Beneficial Owner Election Form, on which you may obtain your clients’ instructions with regard to the Subscription Rights; and

6.	Nominee Holder Certification Form.

Your prompt action is requested. The Subscription Rights will expire at 5:00 P.M., Eastern Time, on [_], 2010, subject to extension or earlier cancellation (the “Expiration Date”).

To exercise Subscription Rights, properly completed and executed Subscription Rights Certificates and payment for all Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus prior to the Expiration Date. If payment is made by uncertified check, payment will not be deemed to have been delivered to the Subscription Agent until the check has cleared.

Additional copies of the enclosed materials may be obtained by contacting our information agent, The Altman Group, Inc, at _________________(toll free) or, for banks and brokers, at_______________________.

Sincerely,

Dr. Kai Lindevall
Chief Executive Officer

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF ENCORIUM GROUP, INC., THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE COMMON STOCK ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.